As filed with the Securities and Exchange Commission on May 20, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RETAILMENOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0159761
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

301 Congress Avenue, Suite 700 Austin, Texas	78701
(Address of Principal Executive Offices)	(Zip Code)

RetailMeNot, Inc. 2013 Employee Stock Purchase Plan

RetailMeNot, Inc. 2013 Equity Incentive Plan

RetailMeNot, Inc. GiftcardZen Equity Incentive Plan

(Full title of the plan)

G. Cotter Cunningham

Chief Executive Officer

301 Congress Avenue, Suite 700

Austin, Texas 78701

(Name and address of agent for service)

(512) 777-2970

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a small reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Series 1 common stock, $0.001 par value per share:
—To be issued under the 2013 Employee Stock Purchase Plan	510,913(2)	$6.03(3)	$3,080,805.39	$310.24
—To be issued under the 2013 Equity Incentive Plan	2,043,655(2)	$7.09(4)	$14,489,513.95	$1,459.10
—To be issued under the GiftcardZen Equity Incentive Plan	710,510(5)	$7.09(4)	$5,037,515.90	$507.28
Total	3,265,078	N/A	$22,607,835.24	$2,276.62

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement shall also cover any additional shares of RetailMeNot, Inc. (the “Registrant”) Series 1 common stock that become issuable under the RetailMeNot, Inc. 2013 Equity Incentive Plan (the “2013 Plan”), the RetailMeNot, Inc. 2013 Employee Stock Purchase Plan (the “2013 ESPP”) and the RetailMeNot, Inc. GiftcardZen Equity Incentive Plan (the “GCZ Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents annual increases on January 1, 2016 to the number of shares of Registrant’s Series 1 common stock reserved for issuance under the 2013 Plan and the 2013 ESPP as provided for in the 2013 Plan and the 2013 ESPP, respectively.
(3)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of 85% of $7.09, which represents the average of the high and low price per share of the Registrant’s Series 1 common stock on May 16, 2016 as reported on the NASDAQ Global Select Market. Pursuant to the 2013 ESPP, the purchase price of the shares of Series 1 common stock reserved for issuance thereunder will be equal to 85% of the lower of the fair market value on (i) the first trading day of the offering period and (ii) the purchase date.
(4)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of $7.09 which represents the average of the high and low price per share of the Registrant’s Series 1 common stock on May 16, 2016 as reported on the NASDAQ Global Select Market.
(5)	Represents shares reserved for issuance pursuant to future awards under the GCZ Plan.

PART I

Information Required in the Section 10(a) Prospectus

The Registrant shall send or give to each participant in the GCZ Plan the document(s) containing the information specified in Part I of Form S-8 as specified by Rule 428(b)(1) of the 1933 Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with or included in this Registration Statement. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 registers an additional 2,554,568 shares of Series 1 common stock of the Registrant to be issued pursuant to the Registrant’s 2013 Plan and 2013 ESPP. Accordingly, the contents of the Registration Statements on Form S-8 relating to the 2013 Plan and 2013 ESPP previously filed by the Registrant with the Commission on August 7, 2013 (File No. 333-190465), May 9, 2014 (File No. 333-195843) and May 20, 2015 (File No. 333-204330) are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of documents by reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

a.	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2015 filed with the Commission on February 19, 2016 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

b.	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 filed with the Commission on May 3, 2016 pursuant to Section 13(a) of the 1934 Act;

c.	All other reports filed with the Commission pursuant to Sections 13(a) or 15(d) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

d.	The description of the Registrant’s Series 1 common stock, par value $0.001, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36005) filed with the Commission on July 16, 2013 pursuant to Section 12(b) of the 1934 Act, including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual, quarterly or current report of the Registrant or document that is not deemed filed under such provisions. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

•	for any breach of a duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper benefit; or

•	for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our amended and restated certificate of incorporation and amended and restated bylaws further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also authorize us to indemnify any of our employees or agents and authorize us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

In addition, our amended and restated bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive.

Additionally, we have entered into indemnity agreements with each of our directors and certain of our executive officers. These agreements, among other things, require us to indemnify each director and such officers to the fullest extent permitted by Delaware law and our amended and restated certificate of incorporation and bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We also maintain directors’ and officers’ liability insurance.

Reference is made to the underwriting agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-189397), declared effective by the Commission on July 18, 2013, and the underwriting agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-192632), declared effective by the Commission on December 11, 2013, pursuant to which the underwriters have agreed to indemnify the Registrant’s officers and directors against certain liabilities under the 1933 Act.

Item 8. Exhibits

See the Index to Exhibits immediately following the signature pages to this Registration Statement on Form S-8, which is incorporated by reference herein.

Item 9. Undertakings

A. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 Act, as amended (the “1933 Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that clauses (1)(i) and (1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement;

(2) That for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on this 20th day of May, 2016.

RETAILMENOT, INC.

By:	/s/ G. Cotter Cunningham
G. Cotter Cunningham
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of RetailMeNot, Inc., a Delaware corporation, do hereby constitute and appoint G. Cotter Cunningham and J. Scott Di Valerio, and each of them, the lawful attorneys-in-fact and agents with full power of substitution, each with power to act alone, and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 20, 2016.

Signature	Title	Date

/s/ G. Cotter Cunningham	President, Chief Executive Officer and Director	May 20, 2016
G. Cotter Cunningham	(Principal Executive Officer)

/s/ J. Scott Di Valerio	Chief Financial Officer	May 20, 2016
J. Scott Di Valerio	(Principal Financial Officer)

/s/ Thomas E. Aylor	Principal Accounting Officer	May 20, 2016
Thomas E. Aylor

/s/ C. Thomas Ball	Director	May 20, 2016
C. Thomas Ball

/s/ Jeffrey M. Crowe	Director	May 20, 2016
Jeffrey M. Crowe

/s/ Eric Korman	Director	May 20, 2016
Eric Korman

/s/ Jules A. Maltz	Director	May 20, 2016
Jules A. Maltz

/s/ Gokul Rajaram	Director	May 20, 2016
Gokul Rajaram

/s/ Greg J. Santora	Director	May 20, 2016
Greg J. Santora

/s/ Brian H. Sharples	Director	May 20, 2016
Brian H. Sharples

/s/ Tamar Yehoshua	Director	May 20, 2016
Tamar Yehoshua

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 filed with the Securities and Exchange Commission on August 23, 2013).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-189397), declared effective by the Securities and Exchange Commission on July 18, 2013).

4.3	2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.20 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-189397), declared effective by the Securities and Exchange Commission on July 18, 2013).

4.4	2013 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.21 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-189397), declared effective by the Securities and Exchange Commission on July 18, 2013).

4.5*	GiftcardZen Equity Incentive Plan.

5.1*	Opinion and consent of DLA Piper LLP (US).

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith